Exhibit 4.6

ACKNOWLEDGEMENT OF GUARANTY

This Acknowledgement of Guaranty is made as of June 11, 2013, by such Guarantors listed on the signature pages hereof (the “Guarantors”), pursuant to that certain Guaranty (the “Guaranty”), dated as of May 10, 2013, in favor of each of the investors listed on the Schedule of Buyer Assignees as of such date (the “First Closing Buyer Assignees”), attached to the Securities Purchase Agreement, dated as of April 29, 2013, as amended by that certain First Amendment to Securities Purchase Agreement, dated as of May 9, 2013, by and between the Company and Michael Serruya (the “Purchase Agreement”).

WHEREAS, pursuant to the Guaranty, the Guarantors jointly and severally fully, irrevocably and unconditionally guaranty to the First Closing Buyer Assignees the due and punctual Satisfaction in Full of the Guaranteed Obligations under the Guaranty;

WHEREAS, in accordance with the Purchase Agreement, the Company, as of the date hereof, has issued an additional $3.0 million in aggregate principal amount of Notes to the new investors supplemented to the Schedule of Buyer Assignees (collectively, the “Second Closing Buyer Assignees”, and, together with the First Closing Buyer Assignees, the “Buyer Assignees”).

AGREEMENTS

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each Guarantor hereby agrees as follows:

1.           Definitions. All capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Guaranty.

2.          Affirmation of Guaranty. The Guarantors hereby affirm the Guaranty in its entirety, as of the date hereof, to each Buyer Assignee and acknowledge that the Guaranty shall be applicable to all Notes issued pursuant to the Purchase Agreement, including, without limitation, each Note issued to a Second Closing Buyer Assignee thereunder.

3.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this acknowledgement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, this Acknowledgement of Guaranty has been duly executed by each Guarantor as of the date set forth above.

CRUMBS HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Julian R. Geiger
Name:	Julian R. Geiger
Title:	President & CEO

EACH OF THE COMPANIES LISTED ON SCHEDULE 1 HERETO

By:	CRUMBS HOLDINGS LLC, as sole member of, and for and on behalf of, each of such companies

By:	/s/ Julian R. Geiger
	Name:	Julian R. Geiger
	Title:	President and Chief Executive
Officer

SCHEDULE 1

SUBSIDIARIES OF CRUMBS HOLDINGS LLC

ISSUING THE GUARANTY

Crumbs 17th Street, LLC, a District of Columbia limited liability company

Crumbs 42nd Street II, LLC, a New York limited liability company

Crumbs 92nd Street, LLC, a New York limited liability company

Crumbs Americana, LLC, a California limited liability company

Crumbs Beverly Hills, LLC, a California limited liability company

Crumbs Broad Street, LLC, a New York limited liability company

Crumbs Broadway LLC, a New York limited liability company

Crumbs Brooklyn Heights LLC, a New York limited liability company

Crumbs Calabasa, LLC, a California limited liability company

Crumbs Catering LLC, a New York limited liability company

Crumbs Clarendon LLC, a Virginia limited liability company

Crumbs Columbia LLC, a New York limited liability company (f/k/a Crumbs 125th Street, LLC)

Crumbs Columbus LLC, a New York limited liability company

Crumbs Douglaston Plaza, LLC, a New York limited liability company

Crumbs Downtown II, LLC, a New York limited liability company

Crumbs East Bakeshop II, LLC, a New York limited liability company

Crumbs East End, LLC, a District of Columbia limited liability company

Crumbs E-Commerce LLC, a New York limited liability company

Crumbs Federal Street LLC, a Delaware limited liability company

Crumbs Garment Center LLC, a New York limited liability company

Crumbs Grand Central LLC, a New York limited liability company

Crumbs Greenvale LLC, a New York limited liability company

Crumbs Greenwich, LLC, a Connecticut limited liability company

Crumbs Hoboken, LLC, a New Jersey limited liability company

Crumbs Hollywood LLC, a California limited liability company

Crumbs Huntington LLC, a New York limited liability company

Crumbs II, LLC, a New York limited liability company

Crumbs L Street, LLC, a District of Columbia limited liability company

Crumbs Larchmont, LLC, a California limited liability company

Crumbs LaSalle, LLC, an Illinois limited liability company

Crumbs L’Enfant Plaza, LLC, a District of Columbia limited liability company

Crumbs Lexington LLC, a New York limited liability company

Crumbs Madison LLC, a New York limited liability company

Crumbs Malibu, LLC, a California limited liability company

Crumbs Newark LLC, a New Jersey limited liability company

Crumbs New Canaan, LLC, a California limited liability company

Crumbs Oak Park, LLC, an Illinois limited liability company

Crumbs Park Avenue LLC, a New York limited liability company

Crumbs Park Avenue South, LLC, a New York limited liability company

Crumbs Queens Center, LLC, a New York limited liability company

Crumbs Retail Bake Shops, LLC, a Delaware limited liability company (f/k/a Crumbs Fulton Street, LLC

Crumbs Ridgewood, LLC, a New Jersey limited liability company

Crumbs Rittenhouse Square, LLC, a Delaware limited liability company

Crumbs River North, LLC, an Illinois limited liability company

Crumbs Sixth Avenue, LLC, a New York limited liability company

Crumbs South Clark, LLC, an Illinois limited liability company

Crumbs Stamford, LLC, a Connecticut limited liability company

Crumbs Third Avenue LLC, a New York limited liability company

Crumbs Times Square LLC, a New York limited liability company

Crumbs Union Square LLC, a New York limited liability company

Crumbs Union Station LLC, a District of Columbia limited liability company

Crumbs Wall Street II, LLC, a New York limited liability company

Crumbs West Madison, LLC, an Illinois limited liability company

Crumbs Westfield LLC, a New Jersey limited liability company

Crumbs Westport, LLC, a Connecticut limited liability company

Crumbs Wholesale II, LLC, a New York limited liability company

Crumbs Woodbury LLC, a New York limited liability company

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